We consent to the incorporation by reference into the Registration Statement on Form F-10 (the "Form F-10") of Cybin Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and any amendments thereto, of our report, dated June 30, 2025, with respect to the consolidated statements of financial position of the Company as of March 31, 2025 and 2024, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, and notes to the consolidated financial statements, including material accounting policy information.

We also consent to the reference to us under the caption "Auditors, Transfer Agent and Registrar" in the short-form base shelf prospectus contained in the Form F-10.

/s/ Zeifmans LLP
Toronto, Canada July 31, 2025	Chartered Professional Accountants Licensed Public Accountants

201 Bridgeland Avenue | Toronto Ontario | M6A 1Y7 | Canada	zeifmans.ca T: 416.256.4000